AMENDMENT NO. 1
TO THE INVESTMENT ADVISORY AGREEMENT BETWEEN
HENDERSON GLOBAL FUNDS AND
HENDERSON GLOBAL INVESTORS (NORTH AMERICA) INC.

AMENDMENT NO. 1 (this “Amendment”), dated as of June 1, 2011, to the Investment Advisory Agreement, dated August 31, 2001 (the “Advisory Agreement”), between HENDERSON GLOBAL FUNDS (hereinafter referred to as the “Trust”) and HENDERSON GLOBAL INVESTORS (NORTH AMERICA) INC. (hereinafter referred to as the “Adviser”) shall be effective as of the date first written above.  This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one instrument.

W I T N E S S E T H:

WHEREAS, the Adviser has been retained by the Trust, a Delaware statutory trust, to provide investment advisory services to Henderson Emerging Markets Opportunities Fund, Henderson European Focus Fund, Henderson Global Equity Income Fund, Henderson Global Leaders Fund (formerly, Henderson Global Opportunities Fund), Henderson Global Technology Fund, Henderson International All Cap Equity Fund, Henderson International Opportunities Fund, Henderson Japan Focus Fund (formerly, Henderson Japan-Asia Focus Fund), Henderson Money Market Fund and Henderson Strategic Income Fund (formerly, Henderson Worldwide Income Fund), each a series of the Trust, pursuant to the Advisory Agreement;

WHEREAS, the parties wish to amend the Advisory Agreement to incorporate previous additional Portfolios added to the Agreement pursuant to Paragraph 2 of the Advisory Agreement and previous amendments to Paragraph 3 of the Advisory Agreement;

WHEREAS, the parties wish to further amend the Advisory Agreement with respect to Paragraph 3 to reduce the management fee paid to the Adviser for services provided to the Henderson Global Leaders Fund, Henderson Japan Focus Fund and Henderson Strategic Income Fund; and

WHEREAS, capitalized terms used herein which are not defined herein and which are defined in the Advisory Agreement shall have the same meanings as therein defined.

NOW THEREFORE, in consideration of the mutual agreements herein contained, and intending to be bound thereby, the parties agree as follows:

A. Paragraph 3 of the Advisory Agreement is amended and restated in its entirety as follows:

For the services provided and the expenses assumed under this Agreement, the Trust shall pay the Adviser a fee for each Portfolio at an annual rate of the Portfolio’s average daily net assets, computed daily and payable monthly, equal to:

Henderson Emerging Markets Opportunities Fund:
1.00% for the first $1 billion;
0.90% for the next $1 billion; and
0.85% for over $2 billion

Henderson European Focus Fund:
1.00% for the first $500 million;
0.90% for the next $1 billion; and
0.85% for over $1.5 billion

Henderson Global Equity Income Fund:
0.85% for the first $1 billion;
0.65% for the next $1 billion; and
0.60% for over $2 billion

Henderson Global Leaders Fund:
0.80% for the first $500 million;
0.70% for the next $1 billion; and
0.65% for over $1.5 billion

Henderson Global Technology Fund:
1.00% for the first $500 million;
0.95% for the next $500 million; and
0.85% for over $1 billion

Henderson International All Cap Equity Fund:
0.85% for the first $250 million;
0.80% for the next $250 million;
0.75% for  the next $500 million; and
0.65% for over $1 billion

Henderson International Opportunities Fund:
1.10% for the first $1 billion;
0.95% for the next $1 billion; and
0.85% for over $2 billion

Henderson Japan Focus Fund:
0.75% for the first $500 million;
0.65% for the next $1 billion; and
0.60% for over $1.5 billion

Henderson Money Market Fund:
0.10%, provided however that no such fee shall be due or payable for each day the Portfolio has invested substantially all of its investable assets in another registered investment company pursuant to a master-feeder structure

Henderson Strategic Income Fund:
0.55% for the first $1 billion;
0.50% for the next $500 million; and
0.45% on the balance thereafter

B. This Amendment does not in any way limit the ability to add additional Portfolios to the Advisory Agreement pursuant to the provisions of Paragraph 2.

C. If any provision of this Amendment shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Advisory Agreement shall not be affected thereby.  Except to the extent governed by federal law including the Investment Company Act of 1940, as amended, this Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without applying the principles of conflicts of law thereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their duly authorized officers as of the day and year first above written.

HENDERSON GLOBAL FUNDS, on behalf of each of its series By: /s/ Christopher K. Yarbrough Name: Christopher K. Yarbrough Title: Secretary
HENDERSON GLOBAL INVESTORS (NORTH AMERICA) INC. By: /s/ James G. O’Brien Name: James G. O’Brien Title: Managing Director